SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 9, 2005

Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752

(Address of principal executive offices)
(508) 357-2221

(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURES

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On November 9, 2005, management of Evergreen Solar, Inc. (the “Company”), concluded, with the approval of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), that the Company’s previously issued financial statements for the quarterly periods ended April 2, 2005 and July 2, 2005, which are included in the Quarterly Reports on Form 10-Q filed with respect to such periods, should not be relied upon because of errors in the balance sheet and statement of cash flows of such financial statements and that the Company would restate these financial statements to make the necessary accounting corrections.
A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
As of October 1, 2005, the Company did not maintain effective controls over the preparation, review and presentation and disclosure of the Company’s consolidated financial statements. Specifically, the Company’s procedures did not detect that its condensed consolidated statement of cash flows incorrectly recorded capital contributions by the minority interest holder of $614,000 and $3,788,000 to EverQ for the quarterly periods ended April 2, 2005 and July 2, 2005, respectively, as cash flows from operating activities rather than as cash flows from financing activities. This control deficiency resulted in the need to restate the Company’s previously issued financial statements for the quarterly periods ended April 2, 2005 and July 2, 2005, which are included in the Quarterly Reports on Form 10-Q filed with respect to such periods. In addition, this control deficiency could result in a misstatement of cash flows that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
As of October 1, 2005, the Company did not maintain effective controls over the review and presentation and disclosure of restricted cash. Specifically, $2,018,000 of cash that had been restricted as of July 2, 2005 related to a letter of credit for equipment purchased by EverQ was improperly classified as cash and cash equivalents on the balance sheet and was incorrectly omitted as an investing cash outflow in the statement of cash flows as a result of a failure in communicating the presence of such restriction by EverQ. This control deficiency resulted in the need to restate the Company’s previously issued financial statements for the quarterly period ended July 2, 2005 which are included in the Quarterly Report on Form 10-Q filed with respect to such period. In addition, this control deficiency could result in a misstatement of cash and cash equivalents and cash flows from investing activities that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
Management had previously concluded that the Company maintained effective disclosure controls and procedures as of April 2, 2005 and July 2, 2005. Management has determined that the material weaknesses described above existed as of April 2, 2005 and July 2, 2005. Accordingly, management plans to restate its reports on disclosure controls and procedures to indicate that the Company’s disclosure controls and procedures as of April 2, 2005 and July 2, 2005 were not effective. Such restated reports will be included in the Company’s amended Quarterly Reports on Form 10-Q/A for the quarterly periods ended April 2, 2005 and July 2, 2005.
Subsequent to October 1, 2005, the Company has implemented enhanced procedures to properly prepare its financial statements and to ensure that information from EverQ is reported in a timely manner to the Company for inclusion in such statements. These procedures include weekly meetings or conference calls with EverQ financial management to review all restrictions on cash and review of a detailed monthly checklist which includes EverQ’s cash restrictions. In addition, during the preceding several quarters, both the Company and EverQ have hired additional qualified personnel for their financial reporting functions and plan additional such hiring. Accordingly, management believes it has improved the design effectiveness of its internal control over financial reporting; however, not all of the newly designed controls have operated for a sufficient period of time to demonstrate operating effectiveness. Therefore, management continues to monitor and assess its remediation activities to ensure that the material weaknesses discussed above will be remediated.

The restatement adjustments will not change the Company’s previously reported total assets, or statements of operations including its revenue, loss, loss per share and stockholders equity.
Management and the Audit Committee have discussed the conclusions disclosed in this Form 8-K with its independent registered public accounting firm, PricewaterhouseCoopers LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Richard G. Chleboski
Richard G. Chleboski
Chief Financial Officer, Vice President, Treasurer and Secretary

Dated: November 10, 2005